THANK YOU RAD INTEL INVESTORS

Our latest investment round is now closed. To find out about new opportunities to invest and to get updates on our growth, just join the waitlist below.

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RAD INTEL
Wedding Planning Topics
User Interest
Eco-friendly Weddings
Event Photography

AUDIENCE INSIGHTS

$35,897,000	$10,913,000	6,000+
Previously Funded	Total Crowdfunded	Investors

Bloomberg VentureBeat cheddar FAST COMPANY

INVESTMENT HIGHLIGHTS

AI WITH 12+ YEARS OF RESEARCH AND INVESTMENT

Not all AI is created equal. It's easy to claim they have AI with catchy buzzwords. Our proof is in the traction, clients and team.

You're investing into a team of proven industry leaders that have taken companies to public markets, acquired over 225 businesses and founded / exited multiple startups.



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Hasbro
CLUEDO
+146%
IMPROVED ENGAGEMENT RATE
MORE ROI

WE'VE ALREADY DOUBLED 2023 REVENUE, AND IT'S ONLY Q3

Some of the biggest brands in the world are loyal customers of RAD Intel. Our AI technology helps brands create content their customers love.

The proof is in the ROI.


NYSE
JON NAJARIAN

RAD INTEL AT NYSE

With traction comes revenue and increased value. Our investors have watched our valuation increase from $5M to $85M in ~3 years.

This is how we deliver shareholder value and now, we are poised to scale.

RAD Intel's valuation and share price are set by the Company. There is currently no public market for RAD Intel's stock. Past performance is not indicative of future results.

RollingStone

“RAD INTEL HAS OVER 6000+ INVESTORS AND SOME OF THE BIGGEST BRANDS IN THE WORLD ENROLLED INTO THEIR VISION.”

WHAT OUR INVESTORS SAY

“The RAD Intel team has built technology that flips the marketing technology industry on its head. I'm a big believer of backing founders that have a track record of success and resiliency. I'm obviously a believer in how RAD Intel technology solves the problem of content authenticity.”



BRIAN MACMAHON
VC INVESTOR, 300+ INVESTMENTS
INVESTED $100K



THE PROBLEM

CREATING CONTENT IS A $600B PROBLEM*

The world's largest brands spend hundreds of millions annually on content, aiming for maximum ROI in attracting new customers. With over 25 billion pieces of content exchanged daily, it's crucial for brands to deliver the right messaging to capture their audience's attention. Each social post, share, email, and video is an opportunity to win over target customers. This represents a $633 billion market opportunity.

THE SOLUTION

WE'RE REMOVING ALL DOUBT (RAD)

Our advancements in AI provide clients with deep insights into who their customers are and the best strategies to engage them for optimal ROI. As AI becomes essential for major brands, RAD Intel has developed a solution that empowers our clients—typically Fortune 1000 companies—to outperform their competition.

With RAD Intel, our clients can instantly understand what matters most to their customers and craft marketing content that delivers outsized ROI.



Let's get started

Julius D'Souza
ACCREDITED 3X INVESTOR FROM GOOGLE

"I'VE BEEN DEEPLY IMPRESSED BY THEIR EXECUTION, TRACTION AND DEDICATION TO BUILDING AN ENDURING ENTERPRISE THAT CREATES EXCEPTIONAL VALUE FOR IT'S CUSTOMERS."

DOUBLING LAST YEARS REVENUE BY Q3 PROVES OUR AI DRIVES RESULTS

OMNICOM MEDIA GROUP INC. CHOOSES RAD INTEL

NYSE: OMC. Mkt Cap of ~$18BN
A global leader in marketing communications that provides brand and advertising services to over 5000 clients in 100 countries chooses RAD Intel.

OmnicomGroup

FORTUNE 1000s CHOOSE RAD INTEL

"Their advancements in AI is why I'm so excited to test the platform for L'Oréal."

- Maya Kasovalic, VP Digital Innovation for L'Oréal NYX

L'ORÉAL & NYX

BACKED BY THE ADOBE FUND FOR DESIGN

RAD Intel is supported by over 7,000 enthusiastic investors and is also backed by **Fidelity Ventures** and the **Adobe Fund for Design.**

Adobe Fund for Design Fidelity INVESTMENTS

WHY BRANDS LIKE HASBRO AND SWEETGREEN LOVE US

Industry | Fast Healthy Food

sweetgreen



Industry | Gaming

Hasbro



sweetgreen | MGM | OmnicomGroup

WHAT OUR CLIENTS SAY

"Leading our influencer marketing campaigns with RAD Intel, where we are scaling our effords across different categories..."

WAN-YI SWEETING
DIR. PARTNERSHIPS
SKECHERS
NYSE : SKX

RAD INTEL IN ACTION



Content and I
ncer Strategy
RAD INTEL

EXPANSION

DESIGNED TO ATTRACT THE BEST CLIENTS

Our SaaS-focused model is designed to sell and upsell enterprise clients and retain them for multi-year commitments. We've already proven this with ~3X booked revenue growth. Here's our plan to scale it even further:

Future plans and product developments discussed are forward-looking statements and subject to change based on operational, financial, regulatory, and market conditions

- Further develop RAD Intel technology feature sets that improve paid advertising across Google, TikTok, and Meta.
- Innovate and develop enterprise solutions with API partners like TikTok to improve content insights.
- Recruit top-tier talent across AI, product development, operations, and sales.
- Implement additional self-serve feature sets that cater to our growing base of enterprise clients.
- Continuously improve client success rates with AI that informs performance analytics.

Entrepreneur

“ RAD INTEL HAS EMERGED AS A POTENTIAL GAME-CHANGER, LEVERAGING AI TO IMPROVE HOW BRANDS CONNECT WITH THEIR TARGET AUDIENCE. ”

THE VISIONARIES BEHIND RAD INTEL

Our leadership team represents a robust blend of seasoned entrepreneurs, growth strategists, and industry innovators.



JEREMY BARNETT
CO-FOUNDER & CEO

3X founder with multiple exits, including Trendy Butler. Backed by venture funds including Fidelity, SOS Ventures, Expert Dojo, and more. Experience building companies from 0-100+ employees.



BRADLEY SILVER
CO-FOUNDER & PRESIDENT

3X founder with multiple exits, including Brand Protect. Backed by venture funds including Fidelity, Gen Wealth Ventures, MaRS IAF, and Bingus Capital & Greybrook. Experience scaling companies to $30M+ in ARR, and building companies from 0-170+ employees.



EMILY DUBAN
CHIEF GROWTH OFFICER

With two decades of experience in top PR agencies, including Weber Shandwick and Fleishman Hillard, Emily has held leadership roles, most recently as Chief Digital Officer at Mike World Wide (MWW). She has led campaigns for global brands like Amazon, Unilever, and LVMH. Emily holds Executive Education in Marketing Strategy from Wharton.



ALEX GROSS PH.D.
FOUNDING ADVISOR

Harvard, MIT, and world-recognized leader in AI. Has 23 issued, pending, or provisional patents. TEDx speaker, investor in 33 companies, authored 23 publications, featured in WSJ, CNN, USA Today, and Wired.



MARIA BROWN
HEAD OF COMMUNICATIONS

With over 20 years in data science, machine learning, and AI, Maria Brown is a leading expert in Generative AI for B2B & B2C marketing, bridging the gap between legacy and latest AI technologies.



ORIN LITMAN
DIRECTOR

Orin, founder and CEO of VetStrategy and has overseen the acquisition of 225+ veterinary practices in Canada. Today, Orin is the founding member of the Leader Entrepreneurship Program and serves on the RAD Intel Board of Directors.



JOSEPH FREEDMAN
CHAIRMAN

JD / MBA. Former Securities Lawyer and Senior Vice Chairman, Private Equity at Brookfield Asset Management. Led spin-off of Brookfield Infrastructure Partners ($24B market cap). Corporate director for companies including Bridgemarq Real Estate (TSX:BRE).



AARON KUNTZ
DIRECTOR

BS Finance & Predictive Analytics MS, Northwestern University. Co-Founder of Lead Genesis (acquired) and Marketerfest. Angel Investor. Former Datamyx COO and Experian Major Accounts.



JOHN DUBAN
HEAD OF STRATEGY

As a seasoned brand growth strategist with 20 years of experience. His expertise in business development and integrated marketing has generated over $250 million in revenue, fostering significant growth for clients.

HEATHER STUCKEY
KEY ADVISOR

Heather is a seasoned marketing executive with 20 years of experience, leading global strategies at Mars, Inc. She has worked with top brands and fostered digital partnerships at DDB Group and Tribal Worldwide. Outside work, Heather is a dedicated mentor and an avid marathon and triathlon participant.

MAYA KOSOVALIC
KEY ADVISOR

Maya, with 19 years in brand management, is L'Oreal's VP of Digital Innovation and RAD Intel advisor. She drives commerce across the US, Canada, and LATAM, specializing in E-Commerce, SEO, SEM, and social media, using data and technology to enhance beauty, luxury, and packaged goods sectors.

CASEY TERRELL
KEY ADVISOR

Casey, a West Point graduate, holds an MBA and MS in Strategic Communications, with certifications in Lean Six Sigma and ServSafe. With executive expertise in global marketing and operations, Casey has significantly boosted B2C and B2B outcomes across various sectors.

NOLAN CARELTON
KEY ADVISOR

Nolan, a digital communications expert and former VP of Social at AT&T, has enhanced brand experiences and media engagement through social media and influencer marketing. A Lean Six Sigma Black Belt, she now brings her innovation and data-driven expertise to the RAD Intel advisory board.

STEVEN STOKES
KEY ADVISOR

With 25+ years in tech communications, Stephen joins from Altice USA's Optimum, bringing expertise from AT&T, Motorola, and Cisco. Specializing in complex tech communication and innovation, his deep understanding of operational excellence, R&D, and business transformation will be invaluable as RAD Intel advances its marketing strategies with AI.

ERIN LANUTI
KEY ADVISOR

Erin Lanuti, recognized as "Executive of the Year" and in "Digital 40 over 40" and "Innovator 25," is a top global brand marketer. As Chief Innovation Officer at Omnicom PR Group, she drives data integration and launched omniearnedID, revolutionizing precision communications and boosting cross-channel marketing and client growth worldwide.

IGNACIO PUIG DE LA BELLACASA
KEY ADVISOR

With 20 years in FMCG giants like Reckitt and PepsiCo, he joins RAD Intel's advisory board. His VP-level experience covers Brand Strategy, Innovation, Customer Development, and P&L ownership, bringing operational expertise and strategic vision to the team.

RECENT NEWS


FAST COMPANY

One New Company's AI Is Making Content Go Viral

It's a groundbreaking step-up for the creator economy and a real competitive edge for brands—and agencies overall.

See News


VentureBeat

Introducing RAD Intel, The Smarter Content Marketing Platform Driving Authentic Brand & Agency Connections

RAD Intel, a leader in AI-driven marketing intelligence, has announced its rebrand from RAD AI. This name change reflects the company's mission to provide deep, data-driven insights that empower brands and agencies to make faster, more informed marketing decisions in today's creator-driven economy.

See News


cheddar

Are Influencers Taking Over The Marketing Space?

Co-founder and CEO of Rad Intel, Jeremy Barnett, joins Cheddar anchor Dave Briggs to discuss the influencer marketing space and how RAD is changing the game.

See News


PR Newswire

RAD Intel Launches State-By-State Functionality To Empower Brands And Agencies With Precise, Localized Marketing Insights

By using RAD Intel's state-level insights, marketers can spot trends early, tailor content to local audiences, and refine both macro and micro influencer strategies in real time.

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